Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2026
- Reaffirms Fiscal 2027 Modeling Assumptions -
West Fargo, ND – June 9, 2026 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2026.
“Our fiscal 2027 first quarter results reflect continued progress on the inventory optimization and margin improvement priorities we established coming into the year,” stated Bryan Knutson, Titan Machinery’s President and Chief Executive Officer. “Equipment margins exceeded our internal expectations during the quarter, driven by our progress in reducing aged inventory within our Agriculture segment. While we are encouraged by this strong start to our fiscal year, the underlying demand environment for our agricultural customers remains challenged. In addition to our ongoing inventory optimization initiative, we remain focused on proactively strengthening our core footprint where we are best equipped to deliver long-term returns for our shareholders — and delivering results through disciplined execution, close customer engagement, and continued investment in technology and process improvements to deliver enhanced earnings power as industry conditions improve.”
Fiscal 2027 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2027, revenue was $522.4 million compared to $594.3 million in the first quarter last year. Equipment revenue was $364.7 million for the first quarter of fiscal 2027, compared to $436.8 million in the first quarter last year. Parts revenue was $103.8 million for the first quarter of fiscal 2027, compared to $105.6 million in the first quarter last year. Service revenue was $43.8 million for the first quarter of fiscal 2027, compared to $44.0 million in the first quarter last year. Rental and other revenue was $10.2 million for the first quarter of fiscal 2027, compared to $7.9 million in the first quarter last year.
Gross profit for the first quarter of fiscal 2027 was $89.3 million, compared to $90.9 million in the first quarter last year. Gross profit margin was 17.1% in the first quarter of fiscal 2027, compared to 15.3% in the first quarter last year. The year-over-year improvement in gross profit margin primarily reflects stronger equipment margins given continued reductions in aged inventory, alongside a higher mix of parts and service revenue.

Operating expenses decreased to $94.4 million for the first quarter of fiscal 2027, compared to $96.4 million in the first quarter last year. Operating expenses as a percentage of revenue was 18.1% for the first quarter of fiscal 2027, compared to 16.2% of revenue in the first quarter last year.
Floorplan interest expense and other interest expense decreased to $8.2 million in the first quarter of fiscal 2027, compared to $11.1 million for the same period last year. The decrease was driven by lower inventory levels subject to interest.
In the first quarter of fiscal 2027, net loss improved to $12.6 million, with loss per diluted share of $0.55, compared to a net loss of $13.2 million, with loss per diluted share of $0.58, for the same period last year.
Adjusted EBITDA in the first quarter of fiscal 2027 was $1.0 million, compared to $2.6 million in the first quarter last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2027 was $344.2 million, compared to $384.4 million in the first quarter last year, reflecting a same-store sales decrease of 8.2%. The decrease resulted from softening demand for equipment, driven by continued pressure on grower profitability. Pre-tax loss for the first quarter of fiscal 2027 improved to $6.2 million, compared to pre-tax loss of $12.8 million in the first quarter last year.
Construction Segment - Revenue for the first quarter of fiscal 2027 was $67.5 million, compared to $72.1 million in the first quarter last year, reflecting a same-store sales decrease of 6.5%, which was primarily due to lower equipment sales. Pre-tax loss for the first quarter of fiscal 2027 improved to $0.6 million, compared to pre-tax loss of $4.2 million in the first quarter last year.
Europe Segment - Revenue for the first quarter of fiscal 2027 was $60.4 million, including a $4.2 million benefit related to foreign currency fluctuations versus the prior year period, compared to $93.9 million in the first quarter last year. Net of the effect of these foreign currency fluctuations, revenue decreased $37.7 million, or 40.2%. The revenue decrease was primarily due to lower equipment demand compared to the prior year period, which had been driven by stronger sales resulting from European Union stimulus programs in Romania. Pre-tax loss for the first quarter of fiscal 2027 was $0.9 million, compared to pre-tax income of $4.7 million in the first quarter last year.
Australia Segment - Revenue for the first quarter of fiscal 2027 was $50.3 million, including a $5.1 million benefit related to foreign currency fluctuations versus the prior year period, compared to $44.0 million in the first quarter last year. Net of the effect of these foreign currency fluctuations, revenue increased $1.2 million, or 2.8%. Pre-tax loss for the first quarter of fiscal 2027 was $1.8 million, compared to pre-tax loss of $0.6 million in the first quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the first quarter of fiscal 2027 was $29.6 million. Total inventories increased by $11.7 million to $914.8 million as of first quarter end, as compared to January 31, 2026. Equipment inventories increased by $10.4 million in the first quarter ended April 30, 2026. Outstanding floorplan payables were $589.0 million on $1.5 billion total available floorplan and working capital lines of credit as of April 30, 2026, compared to $553.8 million outstanding floorplan payables as of January 31, 2026.
For the three months ended April 30, 2026, the Company's net cash used for operating activities was $23.1 million, compared to net cash provided by operating activities of $6.2 million for the three months ended April 30, 2025. The change in cash from operating activities was primarily attributable to timing of inventory receipts and changing mix in floorplan financing, which was partially offset by receivable collections compared to the prior year period.

Additional Management Commentary
Mr. Knutson continued, “The disciplined inventory and operational work our team has executed over the last two years has strengthened our foundation and positioned the business well for the next phase of the cycle. While our first quarter performance came in modestly better than expectations, the underlying industry demand environment remains challenged. As a result, we are reaffirming our modeling assumptions for the full year fiscal 2027. I am proud of our team's continued execution and confident our disciplined approach is setting us up to deliver stronger profitability when industry conditions improve.”
Fiscal 2027 Modeling Assumptions
The Company reaffirms its previously issued guidance; the following is a summary of its current expectations for fiscal 2027 modeling assumptions:

(in millions, except per share data and percentages)	Current Expectations Fiscal 2027
Segment Revenue
Agriculture	Down 15% - Down 20%
Construction	Flat - Up 5%
Europe (1) (2)	Down 20% - Down 25%
Australia	Up 10% - Up 15%

Adjusted EBITDA	$17.0 - $29.0

Adjusted Consolidated Pre-tax Loss (1)	($28.0) - ($39.0)
Tax Expense	$0.0 - $1.0
Adjusted Net Loss (1)	($28.0) - ($40.0)
Adjusted Diluted Loss Per Share (1)	($1.25) - ($1.75)

(1) Includes the full year impact of winding down the Company's German business throughout fiscal 2027.
(2) The Company's German business recognized $53.9 million of revenue in fiscal 2026; due to the wind-down, the Company expects to recognize approximately $9.5 million of revenue from its German business in fiscal 2027.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Sunday, June 21, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13760008.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures
This press release and the attached financial tables contain a reconciliation of certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the Company has provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of any adjusted financial measures used in this release to their most directly comparable GAAP financial measures. The reconciliation is attached to this release. The table included in the Non-GAAP Reconciliations section reconciles EBITDA and adjusted EBITDA to their most directly comparable financial measure. A reconciliation of Adjusted EBITDA, Adjusted Consolidated Pre-tax Loss, Adjusted Net Loss and Adjusted Diluted Loss Per Share, in each case for fiscal 2027 modeling assumptions, is not available without unreasonable effort due to the variability and low visibility of the factors that may impact the comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores offer one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding fiscal 2027 modeling assumptions and expected results of operations for the fiscal year ending January 31, 2027, and statements regarding the Company's ability to reduce inventory levels, operating expenses, floorplan interest expense, and enhance profitability and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the SEC. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2026	January 31, 2026
Assets
Current Assets
Cash	$29,578	$28,164
Receivables, net of allowance for expected credit losses	109,579	127,031
Inventories, net	914,825	903,085
Prepaid expenses and other	30,664	31,700
Total current assets	1,084,646	1,089,980
Noncurrent Assets
Property and equipment, net of accumulated depreciation	362,126	360,983
Operating lease assets	48,233	47,197
Deferred income taxes	771	1,327
Goodwill	66,686	65,583
Intangible assets, net of accumulated amortization	51,719	51,233
Other	593	625
Total noncurrent assets	530,128	526,948
Total Assets	$1,614,774	$1,616,928

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$43,781	$35,156
Floorplan payable	588,992	553,754
Current maturities of long-term debt	26,112	21,410
Current operating lease liabilities	4,113	4,084
Deferred revenue	54,129	82,311
Accrued expenses and other	71,346	75,248
Total current liabilities	788,473	771,963
Long-Term Liabilities
Long-term debt, less current maturities	150,503	158,565
Operating lease liabilities	46,946	46,050
Finance lease liabilities	41,649	42,140
Deferred income taxes	10,329	10,151
Other long-term liabilities	10,397	8,761
Total long-term liabilities	259,824	265,667
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	267,247	266,905
Retained earnings	293,524	306,140
Accumulated other comprehensive income	5,706	6,253
Total stockholders' equity	566,477	579,298
Total Liabilities and Stockholders' Equity	$1,614,774	$1,616,928

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2026	2025
Revenue
Equipment	$364,654	$436,840
Parts	103,753	105,629
Service	43,768	44,017
Rental and other	10,206	7,850
Total Revenue	522,381	594,336
Cost of Revenue
Equipment	336,157	407,349
Parts	72,391	73,080
Service	17,297	16,609
Rental and other	7,253	6,363
Total Cost of Revenue	433,098	503,401
Gross Profit	89,283	90,935
Operating Expenses	94,382	96,404
Impairment of Intangible and Long-Lived Assets	502	266
Loss from Operations	(5,601)	(5,735)
Other Income (Expense)
Interest and other income (expense)	1,302	(488)
Floorplan interest expense	(3,553)	(6,526)
Other interest expense	(4,623)	(4,533)
Loss Before Income Taxes	(12,475)	(17,282)
Provision (Benefit) for Income Taxes	141	(4,078)
Net Loss	$(12,616)	$(13,204)

Diluted Loss per Share	$(0.55)	$(0.58)
Diluted Weighted Average Common Shares	22,849	22,669

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2026	2025
Operating Activities
Net loss	$(12,616)	$(13,204)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities
Depreciation and amortization	9,028	8,915
Impairment	502	266
Other, net	1,806	(3,240)
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(14,714)	16,428
Manufacturer floorplan payable	4,135	18,721
Receivables	19,976	(3,828)
Other working capital	(31,209)	(17,863)
Net Cash (Used for) Provided by Operating Activities	(23,092)	6,195
Investing Activities
Property and equipment purchases	(2,544)	(7,988)
Proceeds from sale of property and equipment	1,567	2,432
Proceeds from business divestitures, net	2,030	—
Other, net	—	322
Net Cash Provided by (Used for) Investing Activities	1,053	(5,234)
Financing Activities
Net change in non-manufacturer floorplan payable	28,664	(9,146)
Net proceeds/(payments) from long-term debt and finance leases	(4,256)	(5,935)
Other, net	(959)	(700)
Net Cash Provided by (Used for) Financing Activities	23,449	(15,781)
Effect of Exchange Rate Changes on Cash	4	436
Net Change in Cash	1,414	(14,384)
Cash at Beginning of Period	28,164	35,898
Cash at End of Period	$29,578	$21,514

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2026	2025	% Change
Revenue
Agriculture	$344,218	$384,386	(10.4)%
Construction	67,463	72,129	(6.5)%
Europe	60,435	93,858	(35.6)%
Australia	50,265	43,963	14.3%
Total	$522,381	$594,336	(12.1)%

(Loss) Income Before Income Taxes
Agriculture	$(6,181)	$(12,777)	51.6%
Construction	(612)	(4,180)	85.4%
Europe	(933)	4,710	n/m
Australia	(1,781)	(561)	n/m
Segment Loss Before Income Taxes	(9,507)	(12,808)	25.8%
Shared Resources	(2,968)	(4,474)	33.7%
Total	$(12,475)	$(17,282)	27.8%
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2026	2025
EBITDA
Net Loss	$(12,616)	$(13,204)
Adjustments
Interest expense, net of interest income	4,406	10,918
Floorplan interest expense	3,553	6,526
Provision (Benefit) for Income Taxes	141	(4,078)
Depreciation and amortization	9,028	8,915
EBITDA	4,512	9,077
Adjustments
Floorplan interest expense	(3,553)	(6,526)
Adjusted EBITDA	$959	$2,551